Exhibit 4.4.7

Execution Copy

THE HERTZ CORPORATION
as Issuer
and
the Subsidiary Guarantors from time to time party to the Indenture
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee
____
FIFTH SUPPLEMENTAL INDENTURE
DATED AS OF MARCH 28, 2013
to the
INDENTURE
DATED AS OF OCTOBER 16, 2012
Providing for the Issuance of
4.250% Senior Notes Due 2018

FIFTH SUPPLEMENTAL INDENTURE, dated as of March 28, 2013 (this “Supplemental Indenture”), among The Hertz Corporation (together with its successors and assigns, the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee.
W I T N E S S E T H:
WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to the Indenture, dated as of October 16, 2012 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), which provides for the issuance from time to time of Notes by the Company;
WHEREAS, Section 901(6) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 301 therein;
WHEREAS, in connection with the issuance of the 2018 Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the 2018 Notes as hereinafter described; and
WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.    Title of Notes. There shall be a series of Notes of the Company designated the “4.250% Senior Notes due 2018” (the “2018 Notes”).
3.    Maturity Date. The final Stated Maturity of the 2018 Notes shall be April 1, 2018.
4.    Interest and Interest Rates. Interest on the principal amount of Outstanding 2018 Notes will accrue at the rate of 4.250% per annum and will be payable semi-annually in arrears on April 1 and October 1 in each year, commencing on October 1, 2013, to holders of record on the immediately preceding March 15 and September 15, respectively (each such March 15 and September 15, a “Regular Record Date”). Interest on the 2018 Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from March 28, 2013, except that interest on any Additional 2018 Notes (as defined below) issued on or after the first Interest Payment Date (and Exchange Notes issued in exchange therefor) will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional 2018 Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional 2018 Notes (or if the date of issuance of such Additional 2018 Notes is an Interest Payment Date, from such date of issuance); provided that if any 2018 Note and any Exchange Notes issued in exchange therefor are surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.
5.    No Limitation on Aggregate Principal Amount. The aggregate principal amount of 2018 Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The aggregate principal amount of the 2018 Notes shall initially be $250.0 million. The Company may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the 2018 Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the 2018 Notes (any such Additional Notes, “Additional 2018 Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Indenture.
6.    Redemption.
(a)    At any time and from time to time on or prior to April 1, 2016, the Company at its option may redeem 2018 Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the 2018 Notes (including the principal amount of any Additional 2018 Notes, or any other Additional Notes of the same series as the 2018 Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 104.250%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date pursuant to Section 307 of the Indenture); provided, however, that an aggregate principal amount of 2018 Notes equal to at least 50% of the original aggregate principal amount of 2018 Notes (including the principal amount of any Additional 2018 Notes, or any other Additional Notes of the same series as the 2018 Notes) must remain outstanding immediately after each such redemption. The Company may make such redemption upon notice to each Holder in accordance with Section 1005 of the Indenture, and the Company shall notify the Trustee of such Redemption Date and the principal amount of Notes to be redeemed in accordance with Section 1003 of the Indenture (but in no event may such redemption occur more than 180 days after the completion of the related Equity Offering). The Company may provide in such notices that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notices may be given prior to the completion of the related Equity Offering, and any such notices may, at the Company’s discretion, provide that such redemption will be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.
(b)    At any time prior to April 1, 2018, the 2018 Notes may also be redeemed by the Company in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date pursuant to Section 307 of the Indenture). Such redemption may be made upon notice to each Holder in accordance with Section 1005 of the Indenture, and the Company shall notify the Trustee of such Redemption Date and the principal amount of Notes to be redeemed in accordance with Section 1003 of the Indenture. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Any such notice may, at the Company’s discretion, provide that such redemption will be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.
“Applicable Premium” means, with respect to a 2018 Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such 2018 Note and (ii) the excess of (A) the present value at such Redemption Date of (1) 100% of the principal amount of such 2018 Note plus (2) all required remaining scheduled interest payments due on such 2018 Note through April 1, 2018 (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such 2018 Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.
“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to April 1, 2018; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
7.    RESERVED.
8.    Form. The 2018 Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).
9.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
10.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
11.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
12.    Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
The Hertz Corporation
Cinelease Holdings, Inc.
Cinelease, Inc.
Cinelease, LLC
HCM Marketing Corporation
Hertz Car Sales, LLC
Hertz Claim Management Corporation
Hertz Entertainment Services Corporation
Hertz Equipment Rental Corporation
Hertz Local Edition Corp.
Hertz Local Edition Transporting, Inc.
Hertz Global Services Corporation
Hertz System, Inc.
Hertz Technologies, Inc.
Hertz Transporting, Inc.
Smartz Vehicle Rental Corporation

By: /s/ R. Scott Massengill
Name:    R. Scott Massengill
Title:     Treasurer

Donlen Corporation

By: /s/ R. Scott Massengill
Name:    R. Scott Massengill
Title:     Vice President and Treasurer

Dollar Rent A Car, Inc.
Dollar Thrifty Automotive Group, Inc.
DTG Operations, Inc.
DTG Supply, Inc.
Thrifty Car Sales, Inc.
Thrifty, Inc.
Thrifty Insurance Agency, Inc.
Thrifty Rent-A-Car System, Inc.
TRAC Asia Pacific, Inc.

By: /s/ R. Scott Massengill
Name:    R. Scott Massengill
Title:     Assistant Treasurer

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By: /s/ Martin Reed
Name:    Martin Reed
Title:     Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]